CorEnergy Announces Tax Characterization of 2022 Distributions
KANSAS CITY, Mo.-January 26, 2023 - CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") today announced the tax characterization of the 2022 distributions paid to stockholders.
The following table summarizes, for income tax purposes, the nature of cash distributions paid by the Company during the year ended December 31, 2022.

Common Shareholders
Record Date	Payable Date	Total Distributions Per Share	Total Ordinary Dividends Box 1a	Qualified Dividends Box 1b	Total Capital Gain Distr. Box 2a	Nondividend Distr. Box 3
2/14/2022	2/28/2022	$0.0500	$—	$—	$—	$0.0500
5/17/2022	5/31/2022	0.0500	—	—	—	0.0500
8/17/2022	8/31/2022	0.0500	—	—	—	0.0500
11/16/2022	11/30/2022	0.0500	—	—	—	0.0500
Total 2022 Distributions		$0.2000	$—	$—	$—	$0.2000

7.375% Series A Cumulative Redeemable Preferred Stock
Record Date	Payable Date	Total Distributions Per Share	Total Ordinary Dividends Box 1a	Qualified Dividends Box 1b	Total Capital Gain Distr. Box 2a	Nondividend Distr. Box 3
2/14/2022	2/28/2022	$0.4609	$0.1653	$—	$—	$0.2956
5/17/2022	5/31/2022	0.4609	0.1653	—	—	0.2956
8/17/2022	8/31/2022	0.4609	0.1653	—	—	0.2956
11/16/2022	11/30/2022	0.4609	0.1653	—	—	0.2956
Total 2022 Distributions		$1.8436	$0.6612	$—	$—	$1.1824

Additional information regarding the tax characterization of the 2022 distributions is available at corenergy.reit.

Nothing contained herein or therein should be construed as tax advice. Consult your tax advisor for more information. Furthermore, you may not rely upon any information herein or therein for the purpose of avoiding any penalties that may be imposed under the Internal Revenue Code.
About CorEnergy Infrastructure Trust, Inc.
CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns critical energy assets, such as pipelines, storage terminals, and transmission and distribution assets. For more information, please visit corenergy.reit.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen or Matt Kreps
877-699-CORR (2677)
info@corenergy.reit

Source: CorEnergy Infrastructure Trust, Inc.